UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2013

SUBURBAN PROPANE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West Whippany, NJ	07981
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 887-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On June 27, 2013, Suburban Propane Partners, L.P. (NYSE: SPH) issued a notice of partial redemption for $133.4 million aggregate principal amount of its outstanding 7 3/8% Senior Notes due 2021 (the “2021 Notes”) at a cash redemption price equal to 107.375% of the principal amount of the 2021 Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date (the “Redemption Price”). The redemption date will be August 2, 2013 (the “Redemption Date”). Upon completion of the redemption, approximately $370.0 million aggregate principal amount of the 2021 Notes will remain outstanding.

Payment of the Redemption Price will be made on or after the Redemption Date only upon presentation and surrender of the 2021 Notes to the paying agent. Interest on the 2021 Notes called for redemption will cease to accrue on and after the Redemption Date. The notice of partial redemption will be sent by The Bank of New York Mellon, the trustee for the 2021 Notes, to the registered holders of the 2021 Notes.

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. A copy of the notice of partial redemption is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference.

The information in this Report, including the exhibit attached hereto, is furnished solely pursuant to Item 7.01 of this Current Report on Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release, dated June 27, 2013

99.2	Notice of Partial Redemption, dated June 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

Date: June 27, 2013	By:	/s/ Michael A. Stivala
Name: Michael A. Stivala
Title: Chief Financial Officer